EXHIBIT 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”) is dated as of July 17, 2007, by and among Siena Technologies, Inc., a Nevada corporation (“Siena”), Kelley Communication Company, Inc., a Nevada corporation and subsidiary of Siena (“Kelley” and collectively with Siena, the “Company”), and Dutchess Private Equities Fund Ltd. (“Dutchess”).

RECITALS

WHEREAS, Dutchess and the Company entered into that certain Loan Restructure Agreement, dated August 1, 2006 (the “Loan Restructure Agreement”), whereby the Company and Dutchess restructured certain then-outstanding loans and agreements (collectively, the “Dutchess Obligations”) between the Company and Dutchess;

WHEREAS, Dutchess and the Company entered into that certain Second Loan Restructure Agreement, dated February 5, 2007 (the “‘Second Loan Restructure Agreement”), whereby Dutchess and the Company further restructured the Dutchess Obligations; and

WHEREAS, the Company desires to obtain additional financing from Dutchess, and Dutchess desires to provide such additional financing to the Company, all on the terms and subject to the conditions set forth below, including modification of the New Note (as such term is defined in the Loan Restructure Agreement) as described herein.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.

Incorporation of Recitals and Loan Restructure Agreements.  The Recitals set forth above, as well as the Loan Restructure Agreements (as hereinafter defined) referenced therein, are hereby incorporated into this Agreement as if fully set forth herein.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Restructure Agreement or Second Loan Restructure Agreement (collectively, the “Loan Restructure Agreements”).

2.

Commitment to Provide Additional Financing; Limitations.  Dutchess shall provide two million dollars ($2,000,000) of additional debt financing to the Company (the “Additional Financing”).  Definitive terms and conditions for the Additional Financing are set forth in this Agreement and the modified New Note as described in Section 3 hereof, and may also be set forth in (i) a new or modified security agreement by and between Dutchess and the Company, (ii) a new subsidiary guarantee executed by Kelley in favor of Dutchess, and (iii) a new negative pledge agreement by and between the Company and Dutchess (collectively, the “Definitive Documentation”).

3.

Modification of the New Note.  Upon funding of the entire $2,000,000 of Additional Financing, said amount shall be added to the then-outstanding principal amount of the New Note, and the New Note shall be deemed modified in such manner as of such date.  As a result of the foregoing modification, the monthly payment to Dutchess under the New Note shall be increased accordingly.  The Addendum to the New Note between Dutchess and the Company of even date herewith (“Addendum”) is incorporated herein by reference.

4.

Warrant.  As a material inducement for providing the Additional Financing, Dutchess shall receive a 5-year warrant exercisable into three million (3,000,000) shares of the Company’s common stock (“Common Stock”), at a strike price equal to the closing price of the Common Stock on the date of the Closing (as defined in Section 9 hereof).

5.

Dutchess Directors.  As a material inducement for providing the Additional Financing, immediately upon execution of this Agreement, Dutchess shall have the right to appoint three (3) members (the

“Dutchess Directors”) to the Company’s Board of Directors (the “Board”), whose total number shall remain at five (5).  The Dutchess Directors shall serve until such time that the New Note, together with all interest accrued thereon, is repaid in full, and during such time Dutchess shall have the right, in its sole and absolute discretion, to remove and replace any of the Dutchess Directors.  The parties hereto hereby agree to execute all other documentation and to undertake all further acts as may be required or desired to effectuate the appointment of the Dutchess Directors as set forth in this Section 5.

6.

Conditions to the Closing.   Notwithstanding anything in this Agreement to the contrary, Dutchess’ obligations under this Agreement, including but not limited to those set forth in Section 3 hereof, shall be condition on the following occurring on or before the Closing:

a.

Moore Financing Commitment.  As of the date hereof, the Company expects to receive (but has not yet received) a written commitment (the “Moore Commitment”) from Stephen Moore and/or his investors which describes the terms and conditions under which he/they will invest, in the aggregate, an additional one million dollars ($1,000,000) in the Company (the “Moore Financing”).  The Company shall execute (i) the Moore Commitment and (ii) the definitive documentation memorializing the Moore Financing (the “Definitive Documentation”), if the terms and conditions of both the Moore Commitment and the Definitive Documentation are acceptable to Dutchess in its sole and absolute discretion.  All of the proceeds from the Moore Financing (the “Moore Proceeds”), less associated transaction costs, shall be applied toward the reduction of the balloon payment under the New Note, and in no event shall the application of the Moore Proceeds reduce or otherwise alter the monthly payments to Dutchess under the New Note.  The Moore Proceeds shall be disbursed directly to Dutchess out of the escrow at the closing of the Moore Financing.

b.

CEO Resignation.  Jeffrey R. Hultman (“Hultman”) shall have resigned as a member of the Board and as the Company’s Chief Executive Officer.

c.

CFO Resignation.  Christopher G. Pizzo  (“Pizzo”) shall have resigned  as a  member of the Board, and the Company shall have an agreement in force whereby Pizzo shall resign as the Company’s Chief Financial Officer effective upon the earlier to occur of: (i) notification from the Board that such resignation is effective, or (ii) the date of the Company’s submission to the United States Securities and Exchange Commission of its Form 10-QSB for the period ending June 30, 2007.

7.    Acknowledgements.

a.

Current Management Severance.  The Company and Kelley hereby acknowledge and agree that Dutchess shall have the right to approve any final severance terms, compensation, severance, settlement agreements and all other agreements between the Company and Hultman and Pizzo (collectively, “Current Management”) prior to same being binding on the Company.  Such final severance terms, compensation, severance and settlement agreements were set forth in those certain Separation Agreements and General Releases, dated May 25, 2007, by and between the Company, on the one hand, and each member of Current Management, on the other hand.

b.

Company Agreements and Authority.  The Company and Kelley hereby acknowledge and agree as follows: (i) as of the date hereof, Current Management no longer has any authority to approve or execute any agreements on behalf of, or otherwise bind in any way, the Company with regard to any cash disbursements from the Company’s accounts, or  incurring or accepting any future liabilities or expenses on behalf of the Company; (ii) as of the date hereof, Current Management will be removed as signatories from all Company’s cash, checking and credit accounts; (iii) any and all agreements or obligations concerning the Company, as well as all cash disbursements from the Company’s accounts, shall, as of the date hereof, require the written approval of both Kelley and one (1) of the Dutchess Directors; and (iv) as of the date hereof, all weekly expenditures by the Company shall require the approval of one (1) of the Dutchess Directors.

8.

Expenses and Closing Costs.  At Closing, the Company shall (i) reimburse Dutchess for all legal and other expenses associated with the transactions contemplated by this Agreement, and (ii) pay Dutchess fifty thousand dollars ($50,000) in closing costs associated with the transactions contemplated by this Agreement.

9.

Closing.  The transactions contemplated by this Agreement shall close as soon as practicable after the date hereof but not later than July 15, 2007 (the “Closing”).

10.

No Other Modifications.  Except as expressly set forth herein, nothing in this Agreement shall be deemed to have modified the Loan Restructure Agreements in any way, and accordingly such agreements shall remain in full force and effect and the parties to such agreements hereby reaffirm their obligation and commitment to abide by all of the terms of such agreements.  Nothing herein shall be construed as to limit the rights of the parties to the Loan Restructure Agreements to enforce the provisions thereof.

11.

Confidentiality.  In addition to the confidentiality obligations imposed under Section 13 of the Loan Restructure Agreement and Section 7 of the Second Loan Restructure Agreement, the parties hereto hereby agree that, other than with respect to disclosures required by law, no party shall issue a press release or otherwise disclose the terms of this Agreement without the prior consent of the other parties.

12.

Notices.  All communications required or permitted under this Agreement shall be made in accordance with Section 14 of the Loan Restructure Agreement.

13.

Choice of Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereof.

14.

Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No assignment by any party to this Agreement, or their successors or permitted assigns, shall relieve any party (or any successor or permitted assign thereof) of any of its obligations under this Agreement.

15.

Counterparts.  This Agreement may be executed in any number of counterparts, which taken together shall constitute one in the same instrument and each of which shall be considered an original for all purposes.

16.

Construction.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.  The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto.

17.

No Position on Tax and Accounting Treatment.  Dutchess takes no position regarding the Company’s tax and accounting treatment with respect to anything described herein, including modification of the New Note as set forth in Section 3 hereof.

18.

Entire Agreement; Amendments.  This Agreement, together with the agreements referenced herein, contains the entire understanding of the parties hereto with respect to subject matter hereof, and supersedes any and all prior understandings, written or oral.  This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

19.

Severability.  In the event any term or provision of this Agreement is found to be unenforceable or void, in whole or in part, as drafted, then the offending term or provision shall be construed as valid and enforceable to the maximum extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.

20.

Waiver.  No delay or omission by any party in exercising any of its rights under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its authorized representatives as of the date first written above.

SIENA TECHNOLOGIES, INC.

By:   /s/ Anthony A. DeLise
        Anthony A. DeLise

        Interim President and Interim CEO

KELLEY COMMUNICATION COMPANY, INC.

By:  /s/ James Michael Kelley

       James Michael Kelley

       President

DUTCHESS PRIVATE EQUITIES FUND LTD.

By:  /s/ Douglas Leighton

        Douglas Leighton

        Director

        Dutchess Private Equities Fund Ltd.

GARY ELLISTON, individually and exclusively

for purposes of effectuating the appointment of

the Dutchess Directors as set forth in this Section 5.

/s/ Gary Elliston

JAMES MICHAEL KELLY, individually and

exclusively for purposes of effectuating the

appointment of the Dutchess Directors as set

forth in this Section 5.

/s/ James Michael Kelley

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